Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by ARC Group Acquisition I Corp of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of ARC Group Acquisition I Corp in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 4, 2025

By:	/s/ Dr. Satis Waran Nair Krishnan
Name:	Dr. Satis Waran Nair Krishnan